Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2015, relating to our audit of the consolidated financial statements and financial highlights, which appear in the September 30, 2015 Annual Report to Shareholders of Equinox MutualHedge Futures Strategy Fund, a series of the Northern Lights Fund Trust, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights”, "Independent Registered Public Accounting Firm" and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 27, 2016